Exhibit 99.1

Storage Technology Corporation            303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130

NEWS RELEASE

Contact:	Joe Fuentes	Karla Kimrey
	Manager, Global Public Relations	Vice President, Investor Relations
	303.661.2523	303.673.3388
	joe_fuentes@storagetek.com	karla_kimrey@storagetek.com

STORAGETEK’S INFORMATION LIFECYCLE MANAGEMENT STRATEGY
EXPECTED TO FURTHER GROWTH

Storage Expert Showcases Successes and Innovative Solutions
at Financial Analyst Meeting

NEW YORK and LOUISVILLE, Colo. – Nov. 13, 2003 – One year after unveiling its Information Lifecycle Management™ strategy, StorageTek® (Storage Technology Corporation, NYSE:STK), the storage services and solutions expert, revisited the Street to outline its strategic initiatives. StorageTek demonstrated how the company is delivering its Information Lifecycle Management solutions and detailed how it will continue to further growth in the year ahead.

Just weeks after delivering its 13th straight quarter of year-over-year earnings growth and unveiling the industry’s most innovative tape automation solution in the past 15 years, StorageTek told financial analysts that the company will continue to deliver on its promises to customers.

The StreamLine™ SL8500 Modular Library System and reference architectures built around its Information Lifecycle Management strategy demonstrate the company’s commitment and dedication to solving customer business issues.

StorageTek Chairman, President and CEO Pat Martin, CFO Bobby Kocol and other top StorageTek executives addressed financial analysts Thursday, Nov. 13, in New York City. The company said that it anticipates 5 to 8 percent revenue growth for 2004 over estimated 2003 revenue. StorageTek also said that it expects 2004 net income of approximately $160 million to $170 million.

“StorageTek has been working diligently to deliver value to its customers and investors,” said Martin. “With more than three years of year-over-year earnings growth and five quarters of year-over-year revenue growth, we are excited about our performance and success. Much of our success has hinged on our ability to lead the market in the delivery of our Information Lifecycle Management solutions that help businesses manage the flow of business critical information running through their organizations.

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“Enterprises need a way to balance the exponential growth of data with the right way to collect, move, share, store and protect their information,” Martin said. “The StreamLine SL8500 is the first offering in our newest family of modular library solutions that builds on our rich heritage in automated tape and broadens StorageTek’s current portfolio of Information Lifecycle Management options. When we say the SL8500 will truly revolutionize the way companies approach data protection and management for years to come, it isn’t hype — it’s fact.”

About the StreamLine SL8500

The StorageTek StreamLine SL8500 Modular Library is the first library to provide near-continuous operation that can be serviced “on the fly” with no outage — something that has never been achieved before in tape automation. Industry analysts said the performance, reliability, and manageability of the SL8500 are impressive.

The SL8500 is the industry’s first tape library to provide true mixed media and interfaces for consolidating enterprise and mid-range computing infrastructures and allowing dynamic upgrades of capacity and throughput.

The StreamLine 8500 will be available in the first half of 2004.

About the Reference Architectures based on StorageTek’s Information Lifecycle Management strategy

The company also is delivering a number of reference architectures built on StorageTek’s Information Lifecycle Management strategy, comprised of StorageTek solutions and third-party products, including Mainframe Archiving, Open Systems Archiving and Open Systems Data Protection.

Some of the solutions include:

•	MirrorStore ™,a replication appliance for local and remote data replication and mirroring that is designed for seamless integration in heterogeneous environments.

•	EchoView™, a data protection iSCSI appliance that revolutionizes data protection and availability, continuously protects data while it is being created — allowing customers to totally shatter the backup window. EchoView also allows for quick and easy recovery of business critical data.

•	An e-mail archiving solution from IXOS that combines expert assistance and planning with best-of-class software and hardware to help businesses better manage e-mail.

•	Storage management software for mainframe environments that utilizes policy-based management practices to manage data and retrieval across a hierarchy of storage systems.

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“StorageTek is leading the market by placing its Information Lifecycle Management product solutions in the hands of its customers,” said Ed Broderick, principal analyst of the Robert Frances Group. “These products, as well as those expected to follow, will provide customers with a comprehensive data management solution.”

A replay of the presentation will be available on the web at www.storagetek.com.  The replay will also be available beginning at 8:30 p.m. EST Thursday, Nov. 13, through midnight EST Friday, Nov. 21, by dialing 888-203-1112 or 719-457-0820. Enter passcode 690267.

About StorageTek

StorageTek (NYSE:STK), a $2 billion worldwide company with headquarters in Louisville, Colo., delivers a broad range of storage solutions that are easy to manage, integrate well with existing infrastructures and allow universal access to data across servers, media types and networks. StorageTek provides practical and safe storage solutions in disk, networking, services, tape and tape automation. For more information, see www.storagetek.com, or call 1.800.786.7835.

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TRADEMARKS: StorageTek is a registered trademark and Information Lifecycle Management and StreamLine are trademarks of Storage Technology Corporation. Other products or company names mentioned may be trademarks of StorageTechnology Corporation or other vendors/manufacturers.

Forward Looking Statements

This press release contains certain statements, projections and forecasts regarding StorageTek’s future business plans, financial results, products and performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause the company’s actual results to differ materially.

Some of these risks and uncertainties include, but are not limited to, StorageTek’s ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on our gross margins; our ability to execute our Information Lifecycle Management™ strategy; competitive pricing pressures; rapid technological changes in the markets in which we compete; our ability to attract and retain highly skilled employees; our ability to protect and develop intellectual property rights; our reliance on certain sole source suppliers; our ability to obtain quality parts and components in a timely manner; general economic conditions in the United States and globally; and other risks described in StorageTek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC’s website.